Exhibit 99.1

Capitala Finance Corp. Announces Distributions

CHARLOTTE, N.C., October 1, 2019 -- Capitala Finance Corp. (the “Company”, “our”, or “Capitala”) (Nasdaq:CPTA) declared normal distributions for the fourth quarter of 2019.

Fourth Quarter 2019 Distributions

On October 1, 2019, the Company’s Board of Directors declared normal monthly distributions for the fourth quarter of 2019 as set forth below:

Record Date	Payment Date	Amount Per Share
10/22/19	10/29/19	$0.0833
11/22/19	11/29/19	$0.0833
12/23/19	12/30/19	$0.0833

The Company has adopted an opt-out distribution reinvestment plan (“DRIP”) that provides for reinvestment of distributions on behalf of its shareholders, unless a shareholder elects to receive cash. As a result, when the Company declares a cash distribution, shareholders who have not opted out of the DRIP will have their cash distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second lien loans, subordinated debt and, to a lesser extent, equity securities issued by lower and traditional middle market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a $3.0 billion asset management firm that has been providing capital to lower middle market companies throughout North America for twenty years. Since our inception in 1998, Capitala has invested in over 150 companies and seeks to partner with strong management teams to create value and general superior risk-adjusted returns for our individual and institutional investors. For more information, visit our website at www.CapitalGroup.com.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer & Chief Operating Officer

704-376-5502

sarnall@capitalagroup.com

SOURCE: Capitala Finance Corp.